October 2007	Pricing Sheet dated October 24, 2007 relating to Preliminary Pricing Supplement No. 388 Dated September 21, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Commodities
PLUS based on the Dow Jones-AIG Commodity IndexSM
due November 20, 2008
Performance Leveraged Upside SecuritiesSM

PRICING TERMS – OCTOBER 24, 2007
Issuer:		Morgan Stanley
Aggregate principal amount:		$9,181,000
Stated principal amount:		$1,000 per PLUS
Issue price:		100% ($1,000 per PLUS) (see “Commissions and issue price” below)
Pricing date:		October 24, 2007
Original issue date:		October 31, 2007 (5 business days after the pricing date)
Maturity date:		November 20, 2008
Underlying index:		Dow Jones–AIG Commodity IndexSM
Payment at maturity:
If final index value is greater than initial index value,
$1,000 + ($1,000 x 200% x index percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$1,000 x (final index value / initial index value)
This amount will be less than or equal to the stated principal amount of $1,000.

Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		176.35
Final index value:		The official settlement price of the underlying index on the index valuation date
Index valuation date:		November 13, 2008, subject to adjustment for certain market disruption events
Upside leverage factor:		200%
Maximum payment at maturity:		$1,210 (121% of the stated principal amount)
CUSIP:		617446U31
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per PLUS	100%	1.5%	98.5%
	Total	$9,181,000	$137,715	$9,043,285

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $995.00 per PLUS.  Please see the cover of the accompanying preliminary pricing supplement for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 388 dated September 21, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.